Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Alere Inc.
Waltham, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Alere Inc. and subsidiaries (the “Company”), formerly known as Inverness Medical Innovations, Inc., of our report dated February 26, 2010, relating to the consolidated financial statements and our report on the effectiveness of the Company’s internal control over financial reporting , dated February 26, 2010, appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, filed with the Securities and Exchange Commission on April 16, 2010.
We also consent to the references to our Firm under the headings “Selected Consolidated Financial Information and Other Data” and “Experts” in the Registration Statement.
/s/ BDO USA, LLP
BDO USA, LLP, formerly known as BDO Seidman, LLP
Boston, Massachusetts
November 23, 2010